Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2008	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
880 Holcomb Bridge Road	SOLD	1%	1/31/90	$6,689,802	7/1/04	$7,109,800	$53,737
2100 Space Park Drive (Formerly Boeing at the Atrium)	71%**	3%	4/3/89	$12,776,245	N/A	N/A	N/A
Brookwood Grill	SOLD	3%	1/31/90	$1,819,463	7/1/04	$2,390,200	$76,730
Cherokee Commons	SOLD	3%	6/9/87	$8,907,596	10/1/01	$8,660,000	$239,776
Heritage Place – Office	SOLD	3%	9/4/86	$8,199,973	5/10/06	$4,215,000	$102,715
Heritage Place – Retail	SOLD	3%	9/4/86	$3,025,896	4/7/03	$3,400,000	$81,797
Louis Rose	0%	5%	5/9/88	$8,567,815	N/A	N/A	N/A
WEIGHTED AVERAGE	36%

*	The Acquisition Price does not include the up-front sales charge.
**	The Lockheed Martin lease was signed on July 3, 2008, after the end of the quarter.

FUND FEATURES

OFFERING DATES	November 1987 – September 1988
PRICE PER UNIT	$250
A/B STRUCTURE	A’s – Cash available for distribution up to 8% B’s – Net loss until capital account reaches zero + Cash available for distribution over first 8%, up to 8%
A/B RATIO AT CLOSE OF OFFERING	79% to 21%
AMOUNT RAISED	$1,922,000

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2008. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund II-OW is in the disposition-and-liquidation phase of its life cycle, with only two assets remaining in the Fund. We are aggressively pursuing leasing opportunities for 2100 Space Park Drive and the Louis Rose property, which we believe will ultimately result in better selling prices for our investors. We are pleased to report that 2100 Space Park Drive is already 71% leased again, only a few months after Boeing’s expiration. The new tenants are Hoyer Global and Lockheed Martin Corporation. We also are pursuing the sale of the Louis Rose property in an “as-is” condition.

With a number of properties sold, the General Partners are currently reserving operating cash (see “Estimated Annualized Yield” table) and the remaining net sale proceeds to fund the re-leasing costs and/or closing costs anticipated for the Louis Rose and 2100 Space Park Drive properties.

Further, the General Partners anticipate continuing to hold operating distributions until Louis Rose and 2100 Space Park Drive are fully re-leased or sold. Once the outcome of the re-leasing and disposition efforts is known, the General Partners will evaluate if further distributions of net sale proceeds are appropriate.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

•

The 880 Holcomb Bridge Road property was sold on July 1, 2004, and $53,737 in net sale proceeds has been allocated to the Fund. Of these proceeds, $297 was used to pay property management fees that had accrued since 1987. A distribution of $33,851 was made to the limited partners in November 2006. The remaining proceeds have been reserved to fund the re-leasing and/or closing costs anticipated for the Space Park Drive and Louis Rose properties.

•

The 2100 Space Park Drive (formerly Boeing at the Atrium) property is currently 71% leased to Hoyer Global for 90 months commencing 2nd quarter 2008, and to Lockheed Martin Corporation for 63 months estimated to commence in 3rd or 4th quarter 2008. We are continuing to market the balance of the space for lease.

•

The Brookwood Grill property was sold on July 1, 2004, and $76,730 in net sale proceeds has been allocated to Fund II-OW. Of these proceeds, $429 was used to pay property management fees that had accrued since 1987. A distribution of $48,330 was made to the limited partners in November 2006. The remaining proceeds have been reserved to fund the re-leasing and/or closing costs anticipated for the 2100 Space Park Drive and Louis Rose properties.

•

The Cherokee Commons property was sold in 2001, and $239,776 of the net sale proceeds was allocated to the Fund. A portion of the proceeds, $63,746, was used to fund the Partnership’s pro-rata share of re-leasing costs at the Boeing property in 2002 and 2003. In addition, $13,675 was used to pay property management fees that had accrued since 1987. The remaining proceeds were distributed to the limited partners in November 2006.

•

Heritage Place originally included both an office component and a retail shopping center. The retail center, which represented approximately 30% of the premises, was sold in 2003, and approximately $81,797 of the net sale proceeds was allocated to the Fund. Of these proceeds, $1,332 was used to pay property management fees that had accrued since 1987. The remaining proceeds were distributed in November 2006. The office component at Heritage Place was sold in May 2006, and the net sale proceeds of $102,715 have been reserved to fund the re-leasing and/or closing costs anticipated for the 2100 Space Park Drive and Louis Rose properties.

•	The Louis Rose property is currently vacant. We are aggressively working on re-leasing or selling the building.

For a more detailed quarterly financial report, please refer to Fund II-OW’s most recent 10-Q filing, which can be found on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/07(3)
PER “A” UNIT	$250	$213.97	N/A	$0	$88.89
PER “B” UNIT	$250	$3.94	$191.15	$197.09	$96.72

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units.
(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 2007 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2008	Reserved	Reserved
2007	Reserved	Reserved	Reserved	Reserved	0.00%
2006	Reserved	Reserved	Reserved	Reserved	0.00%
2005	Reserved	Reserved	Reserved	Reserved	0.00%
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	Reserved	Reserved	Reserved	Reserved	0.00%
2002	Reserved	Reserved	Reserved	Reserved	0.00%
2001	7.00%	3.50%	2.75%	Reserved	3.31%
2000	7.00%	7.25%	7.25%	6.95%	7.11%
1999	5.98%	5.52%	6.50%	7.00%	6.25%
1998	5.67%	5.97%	5.71%	4.98%	5.58%
1997	Reserved	Reserved	4.87%	4.78%	2.41%
1996	7.36%	6.73%	2.25%	2.24%	4.64%

TAX PASSIVE LOSSES—CLASS “B” PARTNERS

2007	2006		2005	2004		2003	2002
0.00%	-23.00	%**	4.07%	-4.08	%**	0.00%	0.00%

*	The calculation is reflective of the $250 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPMPFLYI0807-0662	© 2008 Wells Real Estate Funds